Exhibit 99.1
NEWS RELEASE
MARSH & McLENNAN COMPANIES REPORTS
FOURTH QUARTER AND FULL-YEAR 2016 RESULTS
Underlying Revenue Growth of 3% for the Quarter and Year
Fourth Quarter GAAP EPS Rises 18% to $.84 and Adjusted EPS Up 25% to $.89
Full-Year GAAP EPS Increases 13% to $3.38 and Adjusted EPS Rises 12% to $3.42
Double-Digit Operating Income Growth Produces Strong Margin Expansion in 2016

NEW YORK, February 2, 2017 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy and people, today reported financial results for the fourth quarter and year ended December 31, 2016.
Dan Glaser, President and CEO, said: "Marsh & McLennan Companies had a strong finish to the year. In the fourth quarter, we produced underlying revenue growth of 3% on a consolidated basis, including 5% growth in Risk & Insurance Services and 2% in Consulting. We also delivered double-digit growth in both GAAP and adjusted EPS with margin expansion in both segments.
"For the year, our results were excellent. We generated underlying revenue growth of 3% and significant margin improvement. GAAP and adjusted EPS each rose by double digits.
"In addition to our strong operating performance, we had another active year of acquisitions while delivering on our commitments to shareholders to grow dividends by double digits and reduce our share count through meaningful share repurchase." concluded Mr. Glaser.
Consolidated Results
Consolidated revenue in the fourth quarter of 2016 was $3.4 billion, an increase of 1% compared with the fourth quarter of 2015, or 3% on an underlying basis. Operating income rose 6% to $633 million. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, increased 16% to $676 million. Net income attributable to the Company was up 16% to $436 million. Earnings per share increased 18% to $.84. Adjusted earnings per share rose 25% to $.89 compared with $.71 in the prior fourth quarter.

For the year 2016, revenue was $13.2 billion, an increase of 2% compared with 2015, or 3% on an underlying basis. Net income attributable to the Company was up 11% to $1.8 billion, and earnings per share rose 13% to $3.38. Adjusted earnings per share increased 12% to $3.42 compared with $3.05 in 2015.
Risk & Insurance Services
Risk & Insurance Services revenue was $1.8 billion in the fourth quarter of 2016, an increase of 4%, or 5% on an underlying basis. Operating income was $413 million, an increase of 17%. Adjusted operating income rose 15% to $421 million compared with $364 million in the prior fourth quarter. For the year 2016, revenue was $7.1 billion, an increase of 4%, or 3% on an underlying basis. Operating income rose 14% to $1.8 billion. Adjusted operating income rose 10% to $1.8 billion, compared with $1.6 billion in 2015.
Marsh's revenue in the fourth quarter of 2016 was $1.6 billion, an increase of 5% on an underlying basis. The U.S./Canada division produced underlying revenue growth of 4%, while the International division rose 5%: EMEA increased 5%, Asia Pacific was up 4% and Latin America increased 7%. Guy Carpenter's fourth quarter revenue was $222 million, up 3% on an underlying basis.
Consulting
Consulting revenue was $1.6 billion in the fourth quarter of 2016, a decrease of 2%. Revenue rose 2% on an underlying basis. Operating income was $265 million. Adjusted operating income increased 13% to $299 million compared with $265 million in the prior fourth quarter. For the year 2016, revenue was $6.1 billion, up 1%, or 3% on an underlying basis with both Mercer and Oliver Wyman delivering underlying growth of 3% for the year. Operating income was $1.1 billion. Adjusted operating income increased 9% to $1.1 billion compared with $1 billion in 2015.
Mercer’s revenue was $1.1 billion in the fourth quarter, an increase of 1% on an underlying basis. Investments grew 10% on an underlying basis; Talent increased 3%; Health decreased 1%; and Retirement was down 3%. Oliver Wyman Group’s revenue was $486 million in the fourth quarter, an increase of 4% on an underlying basis.
Other Items
The Company had investment income of $2 million in the fourth quarter of 2016, compared with a loss of $1 million in the fourth quarter of 2015. For the year, investment income was less than $1 million compared with $38 million in 2015.
The Company repurchased 2.6 million shares of stock for $175 million in the fourth quarter. For the year, 12.7 million shares were repurchased for $800 million.

In January 2017, the Company issued $500 million of 2.75% senior notes due 2022 and $500 million of 4.35% senior notes due 2047. The Company intends to use the net proceeds for general corporate purposes, including a $250 million debt maturity in April 2017.
Acquisitions completed in the fourth quarter included Marsh’s acquisition of U.K.-based insurance broker Bluefin Insurance Group Ltd., and Mercer’s acquisition of Thomsons Online Benefits, a global SAS company. Earlier this week Marsh closed its previously announced acquisition of J. Smith Lanier, one of the largest privately held insurance brokers in the U.S.
Conference Call
A conference call to discuss fourth quarter 2016 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 800 274 0251. Callers from outside the United States should dial +1 719 457 2086. The access code for both numbers is 4109434. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the call.
About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy and people. Marsh is a leader in insurance broking and risk management; Guy Carpenter is a leader in providing risk and reinsurance intermediary services; Mercer is a leader in talent, health, retirement and investment consulting; and
Oliver Wyman is a leader in management consulting. With annual revenue of more than $13 billion and approximately 60,000 colleagues worldwide, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 130 countries. The Company is committed to being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information and follow us on LinkedIn and Twitter @MMC_Global.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "future," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would." Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements.
Factors that could materially affect our future results include, among other things:

•
our organization's ability to maintain adequate safeguards to protect the security of our information systems and confidential, personal or proprietary information, particularly given the volume of third party vendors we use;

•	our ability to successfully recover if we experience a business continuity problem due to cyberattack, natural disaster or otherwise;

•	our exposure to potential liabilities, including reputational impact, arising from errors and omissions, breach of fiduciary duty and similar claims against us;

•	our ability to compete effectively and adapt to changes in the competitive environment, including to respond to pricing pressures and technological and other types of innovation;

•
the impact of macroeconomic conditions, political events and market conditions on us, our clients and the industries in which we operate, including the effects of the vote in the U.K. to exit the E.U. and the potential for more protectionist laws and business practices;

•	the financial and operational impact of complying with laws and regulations where we operate, including the E.U.’s General Data Protection Regulation;

•	our exposure to potential civil remedies or criminal penalties if we fail to comply with applicable U.S. and non-U.S. laws and regulations;

•	our ability to incentivize and retain key employees;

•	the effect of our global pension obligations on our financial position, earnings and cash flows and the impact of low interest rates on those obligations;

•	the impact on our competitive position of our tax rate relative to our competitors;

•	the impact of fluctuations in foreign exchange, interest rates and securities markets on our results; and

•	the impact of changes in accounting rules or in our accounting estimates or assumptions.

The factors identified above are not exhaustive. We caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenue	$3,364	$3,338	$13,211	$12,893
Expense:
Compensation and Benefits	1,918	1,900	7,461	7,334
Other Operating Expenses	813	844	3,086	3,140
Operating Expenses	2,731	2,744	10,547	10,474
Operating Income	633	594	2,664	2,419
Interest Income	1	4	5	13
Interest Expense	(48)	(46)	(189)	(163)
Investment Income (Loss)	2	(1)	—	38
Income Before Income Taxes	588	551	2,480	2,307
Income Tax Expense	147	171	685	671
Income from Continuing Operations	441	380	1,795	1,636
Discontinued Operations, Net of Tax	—	1	—	—
Net Income Before Non-Controlling Interests	441	381	1,795	1,636
Less: Net Income Attributable to Non-Controlling Interests	5	6	27	37
Net Income Attributable to the Company	$436	$375	$1,768	$1,599
Basic Net Income Per Share
- Continuing Operations	$0.85	$0.72	$3.41	$3.01
- Net Income Attributable to the Company	$0.85	$0.72	$3.41	$3.01
Diluted Net Income Per Share
- Continuing Operations	$0.84	$0.71	$3.38	$2.98
- Net Income Attributable to the Company	$0.84	$0.71	$3.38	$2.98
Average Number of Shares Outstanding
- Basic	515	522	519	531
- Diluted	521	527	524	536
Shares Outstanding at 12/31	514	522	514	522

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended December 31, 2016
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2016	2015
Risk and Insurance Services
Marsh	$1,565	$1,510	4%	(2)%	1%	5%
Guy Carpenter	222	217	3%	(1)%	—	3%
Subtotal	1,787	1,727	3%	(2)%	1%	4%
Fiduciary Interest Income	6	5
Total Risk and Insurance Services	1,793	1,732	4%	(2)%	1%	5%
Consulting
Mercer	1,096	1,140	(4)%	(2)%	(2)%	1%
Oliver Wyman Group	486	476	2%	(2)%	—	4%
Total Consulting	1,582	1,616	(2)%	(2)%	(2)%	2%
Corporate / Eliminations	(11)	(10)
Total Revenue	$3,364	$3,338	1%	(2)%	—	3%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2016	2015
Marsh:
EMEA	$481	$468	3%	(5)%	3%	5%
Asia Pacific	153	156	(1)%	3%	(8)%	4%
Latin America	122	118	3%	(4)%	—	7%
Total International	756	742	2%	(3)%	—	5%
U.S. / Canada	809	768	5%	—	1%	4%
Total Marsh	$1,565	$1,510	4%	(2)%	1%	5%
Mercer:
Health	$381	$389	(2)%	(1)%	—	(1)%
Retirement	297	372	(20)%	(4)%	(14)%	(3)%
Investments	219	204	8%	(3)%	—	10%
Talent	199	175	14%	(1)%	12%	3%
Total Mercer	$1,096	$1,140	(4)%	(2)%	(2)%	1%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions, transfers among businesses and the deconsolidation of Marsh India.The impact of the gain from the disposal of Mercer's U.S. defined contribution recordkeeping business in 2015 is included in acquisitions/dispositions in Mercer's Retirement business.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Twelve Months Ended December 31, 2016
(Millions) (Unaudited)

				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2016	2015
Risk and Insurance Services
Marsh	$5,976	$5,727	4%	(2)%	4%	3%
Guy Carpenter	1,141	1,121	2%	—	—	2%
Subtotal	7,117	6,848	4%	(2)%	3%	3%
Fiduciary Interest Income	26	21
Total Risk and Insurance Services	7,143	6,869	4%	(2)%	3%	3%
Consulting
Mercer	4,323	4,313	—	(2)%	—	3%
Oliver Wyman Group	1,789	1,751	2%	(2)%	—	3%
Total Consulting	6,112	6,064	1%	(2)%	—	3%
Corporate / Eliminations	(44)	(40)
Total Revenue	$13,211	$12,893	2%	(2)%	2%	3%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2016	2015
Marsh:
EMEA	$1,924	$1,848	4%	(4)%	6%	2%
Asia Pacific	635	636	—	—	(3)%	3%
Latin America	374	380	(2)%	(10)%	—	8%
Total International	2,933	2,864	2%	(4)%	4%	3%
U.S. / Canada	3,043	2,863	6%	—	4%	2%
Total Marsh	$5,976	$5,727	4%	(2)%	4%	3%
Mercer:
Health	$1,588	$1,558	2%	(1)%	—	3%
Retirement	1,215	1,345	(10)%	(3)%	(6)%	—
Investments	838	818	2%	(3)%	—	6%
Talent	682	592	15%	(2)%	12%	5%
Total Mercer	$4,323	$4,313	—	(2)%	—	3%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions, transfers among businesses and the deconsolidation of Marsh India.The impact of the gain from the disposal of Mercer's U.S. defined contribution recordkeeping business in 2015 is included in acquisitions/dispositions in Mercer's Retirement business.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended December 31
(Millions) (Unaudited)

Overview The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as “GAAP” or “reported” results). The Company also refers to and presents below certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation purposes and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views our businesses, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss. The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three months and twelve months ended December 31, 2016 and 2015. The following tables also present adjusted operating margin. For the three months ended December 31, 2016 and 2015, adjusted operating margin is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue less the gain from the disposal of Mercer's U.S. defined contribution recordkeeping business.

For the twelve months ended December 31, 2016 and 2015, adjusted operating margin is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue less the net gain on the deconsolidation of Marsh's India subsidiary and the gain and contingent proceeds related to the disposal of Mercer's U.S. defined contribution recordkeeping business.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended December 31, 2016
Operating income (loss)	$413	$265	$(45)	$633
Add impact of Noteworthy Items:
Restructuring charges (a)	1	33	1	35
Adjustments to acquisition related accounts (b)	5	1	—	6
Deconsolidation of business (c)	1	—	—	1
Other	1	—	—	1
Operating income adjustments	8	34	1	43
Adjusted operating income (loss)	$421	$299	$(44)	$676
Operating margin	23.0%	16.8%	N/A	18.8%
Adjusted operating margin	23.5%	18.9%	N/A	20.1%
Three Months Ended December 31, 2015
Operating income (loss)	$354	$294	$(54)	$594
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	5	8	7	20
Adjustments to acquisition related accounts (b)	5	—	—	5
Disposal of business (c)	—	(37)	—	(37)
Operating income adjustments	10	(29)	7	(12)
Adjusted operating income (loss)	$364	$265	$(47)	$582
Operating margin	20.4%	18.2%	N/A	17.8%
Adjusted operating margin	21.1%	16.7%	N/A	17.6%

(a) Primarily severance related to the reorganization of certain Mercer businesses and for center led initiatives, future rent under non-cancellable leases and integration costs related to recent acquisitions.

(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) In 2016, relates to a net gain on the deconsolidation of Marsh's India subsidiary. In 2015, relates to the gain from the disposal of Mercer's U.S. defined contribution recordkeeping business. The amounts are removed from GAAP revenue in the calculation of adjusted operating margin.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Twelve Months Ended December 31
(Millions) (Unaudited)

Adjusted Operating Income (Loss) and Adjusted Operating Margin (cont’d)

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Twelve Months Ended December 31, 2016
Operating income (loss)	$1,753	$1,103	$(192)	$2,664
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	3	34	7	44
Adjustments to acquisition related accounts (b)	12	3	—	15
Disposal/deconsolidation of business (c)	(11)	(6)	—	(17)
Other	2	—	—	2
Operating income adjustments	6	31	7	44
Adjusted operating income (loss)	$1,759	$1,134	$(185)	$2,708
Operating margin	24.5%	18.1%	N/A	20.2%
Adjusted operating margin	24.7%	18.6%	N/A	20.5%
Twelve Months Ended December 31, 2015
Operating income (loss)	$1,539	$1,075	$(195)	$2,419
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	8	8	12	28
Adjustments to acquisition related accounts (b)	56	(5)	—	51
Disposal of business (c)	—	(37)	—	(37)
Other	—	—	(1)	(1)
Operating income adjustments	64	(34)	11	41
Adjusted operating income (loss)	$1,603	$1,041	$(184)	$2,460
Operating margin	22.4%	17.7%	N/A	18.8%
Adjusted operating margin	23.3%	17.3%	N/A	19.1%

(a) Primarily severance related to the reorganization of certain Mercer businesses and for center led initiatives, future rent under non-cancellable leases and integration costs related to recent acquisitions.

(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) For 2016, relates to a net gain on the deconsolidation of Marsh's India subsidiary and contingent proceeds received in connection with the disposal of Mercer's U.S. defined contribution recordkeeping business. For 2015, reflects proceeds received in connection with the disposal of Mercer's U.S. defined contribution recordkeeping business. The amounts are removed from GAAP revenue in the calculation of adjusted operating margin.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Twelve Months Ended December 31
(Millions) (Unaudited)

Adjusted income, net of tax
Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding tables. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by MMC's average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three months and twelve months ended December 31, 2016 and 2015.

Reconciliation of the Impact of Non-GAAP Measures on diluted earnings per share -
	Three Months Ended December 31, 2016			Three Months Ended December 31, 2015
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$441			$380
Less: Non-controlling interest, net of tax		5			6
Subtotal		$436	$0.84		$374	$0.71
Operating income adjustments	$43			$(12)
Impact of income taxes	(14)			10
		29	0.05		(2)	—
Adjusted income, net of tax		$465	$0.89		$372	$0.71

	Twelve Months Ended December 31, 2016			Twelve Months Ended December 31, 2015
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$1,795			$1,636
Less: Non-controlling interest, net of tax		27			37
Subtotal		$1,768	$3.38		$1,599	$2.98
Operating income adjustments	$44			$41
Impact of income taxes	(21)			(5)
		23	0.04		36	0.07
Adjusted income, net of tax		$1,791	$3.42		$1,635	$3.05

Marsh & McLennan Companies, Inc.
Supplemental Information
Three and Twelve Months Ended December 31
(Millions) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Consolidated
Compensation and Benefits	$1,918	$1,900	$7,461	$7,334
Other operating expenses	813	844	3,086	3,140
Total Expenses	$2,731	$2,744	$10,547	$10,474

Depreciation and amortization expense	$77	$81	$308	$314
Identified intangible amortization expense	31	30	130	109
Total	$108	$111	$438	$423

Stock option expense	$3	$2	$21	$20
Capital expenditures	$79	$76	$253	$325

Risk and Insurance Services
Compensation and Benefits	$953	$932	$3,732	$3,629
Other operating expenses	427	446	1,658	1,701
Total Expenses	$1,380	$1,378	$5,390	$5,330

Depreciation and amortization expense	$34	$38	$139	$145
Identified intangible amortization expense	26	25	109	94
Total	$60	$63	$248	$239

Consulting
Compensation and Benefits	$879	$879	$3,385	$3,354
Other operating expenses	438	443	1,624	1,635
Total Expenses	$1,317	$1,322	$5,009	$4,989

Depreciation and amortization expense	$25	$26	$100	$106
Identified intangible amortization expense	5	5	21	15
Total	$30	$31	$121	$121

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	December 31, 2016	December 31, 2015
ASSETS

Current assets:
Cash and cash equivalents	$1,026	$1,374
Net receivables	3,643	3,471
Other current assets	215	199
Total current assets	4,884	5,044

Goodwill and intangible assets	9,495	8,925
Fixed assets, net	725	773
Pension related assets	776	1,159
Deferred tax assets	1,097	1,138
Other assets	1,213	1,177
TOTAL ASSETS	$18,190	$18,216

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$312	$12
Accounts payable and accrued liabilities	1,969	1,886
Accrued compensation and employee benefits	1,655	1,656
Accrued income taxes	146	154
Total current liabilities	4,082	3,708

Fiduciary liabilities	4,241	4,146
Less - cash and investments held in a fiduciary capacity	(4,241)	(4,146)
	—	—
Long-term debt	4,495	4,402
Pension, post-retirement and post-employment benefits	2,076	2,058
Liabilities for errors and omissions	308	318
Other liabilities	957	1,128

Total equity	6,272	6,602
TOTAL LIABILITIES AND EQUITY	$18,190	$18,216